EXHIBIT 21


                    SUBSIDIARIES OF THE REGISTRANT


     Certain of IMC Global Inc.'s subsidiaries are listed below. These subsidiaries are all included in the Company's consolidated financial statements, and collectively, together with IMC Global Inc., account for more than 90 percent of consolidated net sales, earnings from continuing operations before income taxes.


                                  Jurisdiction of      Percent
                                   Incorporation      Ownership
                                   -------------      ---------

IMC Global Operations Inc.            Delaware           100%
IMC-Agrico Company                    Delaware          53.5%
IMC Global Potash Holdings Inc.       Delaware           100%
International Minerals & Chemical
 (Canada) Global Limited              Canada             100%
The Vigoro Corporation                Delaware           100%
KCL Holdings, Inc.                    Delaware           100%
IMC Kalium Ltd.                       Delaware           100%
IMC Central Canada Potash Inc.        Delaware           100%
IMC Kalium Carlsbad Potash
 Company                              Delaware           100%
IMC Kalium Canada Ltd.                Canada             100%
Western Ag-Minerals Company           Nevada             100%
Phosphate Resource Partners
 Limited Partnership                  Delaware          51.6%
IMC Inorganic Chemicals Inc.          Delaware           100%
IMC Global Australia Pty. Ltd.        Australia          100%
 (Australia)

A number of subsidiaries are not shown, but even as a whole they do not constitute a significant subsidiary.